Exhibit 99.1

For Immediate Release

Contact:

Hal Mechler
Senior Vice President & CFO
281-490-9652

Imperial Sugar Company Announces Sale of Holly Sugar Subsidiary

Sugar Land, TX—(August 17, 2005)- Imperial Sugar Company (NASDAQ:IPSU) announced today that it has signed a definitive agreement with Southern Minnesota Beet Sugar Cooperative, a sugar processing cooperative based in Renville, Minnesota, to sell Imperial’s Holly Sugar Corporation subsidiary. A September 2005 closing is anticipated, subject to completion of environmental due diligence and customary regulatory approvals.

Holly Sugar’s primary operations include two beet sugar factories, located in Brawley and Mendota, California, a distribution facility located in Tracy, California and Holly Hybrids, Inc., a beet seed processor and marketer located in Sheridan, Wyoming. Terms of the transaction include an estimated price of $50 million (adjusted based on actual working capital at closing), of which $2.8 million will be placed in escrow for 18 months from the closing date and an additional $1.0 million will be held in escrow pending the final determination of working capital.

Holly Sugar, which represents approximately 15% of Imperial’s production capacity, primarily services customers in the industrial and foodservice segments. The Company’s cane refineries located in Savannah, Georgia and Gramercy, Louisiana, which are unaffected by this sale, also service these market segments as well as major retail customers through the Company’s strong Imperial and Dixie Crystal consumer brands, along with numerous private label offerings. Imperial will continue to own the Holly brand, which is sold in certain of its business segments, including to certain retail customers.

IMPERIAL SUGAR COMPANY	PAGE 2

In addition to the cash proceeds, the sale is expected to reduce the Company’s unfunded pension liability by approximately $13.0 million (based on the most recent valuation reported in the Company’s September 30, 2004 Form 10-K) and related cash contribution requirements, capital expenditure programs (approximately $3.7 million will be spent in the current fiscal year on Holly Sugar operations) and working capital needs. As previously reported, Imperial’s working capital requirements are seasonal and are primarily the result of its Holly Sugar operations. In the current fiscal year, these working capital requirements reduced the Company’s liquidity by an average of approximately $40 million.

Commenting on this transaction, Robert A. Peiser, Imperial’s president and CEO, said: “Selling Holly was a difficult decision because of the dedication of our associates in these facilities and the good relationship that we have with the independent growers who provide beets for processing in these locations. This transaction allows us to somewhat reduce the commodity nature of our business, focus our attention on our core cane refineries and our value added retail and foodservice strategy, and increase the cash flow potential of the Company’s operations. The decision was also influenced by current conditions in the sugar industry caused by historically low margins and high energy costs that are particularly significant at these California plants.”

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals®, and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future energy costs, future operating results, sugarbeet acreage, operating efficiencies, future government and legislative action, future cost savings, future benefit costs, our liquidity and ability to finance our operations, completion of pending asset sales, potential cash flow impacts, application of proceeds from the sale and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, completion of any possible transaction, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, our ability to realize planned cost savings, the available supply of sugar, available quantity and quality of sugarbeets, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

# # #